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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 12)*

Celanese AG

(Name of Issuer)

Ordinary Shares, no par value

(Title of Class of Securities)

D1497A101

(CUSIP Number)

Chinh E. Chu
The Blackstone Group
345 Park Avenue
New York, New York 10154
(212) 583-5000

Copy to:

William R. Dougherty, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

April 7, 2005

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.			Page 1 of 24

1.	Name of Reporting Person: Celanese Europe Holding GmbH & Co. KG		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 42,239,726

		8.	Shared Voting Power:

		9.	Sole Dispositive Power: 42,239,726

		10.	Shared Dispositive Power:

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 42,239,726

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 83.9%*

14.	Type of Reporting Person (See Instructions): PN

CUSIP No.			Page 2 of 24

1.	Name of Reporting Person: BCP Acquisition GmbH & Co. KG		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 42,239,726

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 42,239,726

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 42,239,726

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 83.9%*

14.	Type of Reporting Person (See Instructions): PN

CUSIP No.			Page 3 of 24

1.	Name of Reporting Person: BCP Holdings GmbH		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 42,239,726

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 42,239,726

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 42,239,726

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 83.9%*

14.	Type of Reporting Person (See Instructions): OO

CUSIP No.			Page 4 of 24

1.	Name of Reporting Person: Celanese Europe Management GmbH		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 42,239,726

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 42,239,726

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 42,239,726

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 83.9%*

14.	Type of Reporting Person (See Instructions): OO

CUSIP No.			Page 5 of 24

1.	Name of Reporting Person: BCP Caylux Holdings Luxembourg S.C.A.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Luxembourg

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 42,239,726

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 42,239,726

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 42,239,726

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 83.9%*

14.	Type of Reporting Person (See Instructions): PN

CUSIP No.			Page 6 of 24

1.	Name of Reporting Person: BCP Caylux Holdings Ltd. 1		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Cayman Islands B.W.I.

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 42,239,726

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 42,239,726

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 42,239,726

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 83.9%*

14.	Type of Reporting Person (See Instructions): CO

CUSIP No.			Page 7 of 24

1.	Name of Reporting Person: BCP Crystal US Holdings Corp.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Delaware, United States

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 42,239,726

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 42,239,726

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 42,239,726

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 83.9%*

14.	Type of Reporting Person (See Instructions): CO

CUSIP No.			Page 8 of 24

1.	Name of Reporting Person: Celanese Holdings LLC		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Delaware, United States

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 42,239,726

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 42,239,726

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 42,239,726

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 83.9%*

14.	Type of Reporting Person (See Instructions): OO

CUSIP No.			Page 9 of 24

1.	Name of Reporting Person: Crystal US Holdings 3 L.L.C.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Delaware, United States

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 42,239,726

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 42,239,726

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 42,239,726

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 83.9%*

14.	Type of Reporting Person (See Instructions): OO

CUSIP No.			Page 10 of 24

1.	Name of Reporting Person: Celanese Corporation		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Delaware, United States

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 42,239,726

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 42,239,726

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 42,239,726

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 83.9%*

14.	Type of Reporting Person (See Instructions): CO

CUSIP No.			Page 11 of 24

1.	Name of Reporting Person: Blackstone Capital Partners (Cayman) Ltd. 1		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Cayman Islands B.W.I.

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 16,346,774

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 16,346,774

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 16,346,774

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 32.5%*

14.	Type of Reporting Person (See Instructions): CO

CUSIP No.			Page 12 of 24

1.	Name of Reporting Person: Blackstone Capital Partners (Cayman) Ltd. 2		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Cayman Islands B.W.I.

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 1,140,472

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 1,140,472

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,140,472

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 2.3%*

14.	Type of Reporting Person (See Instructions): CO

CUSIP No.			Page 13 of 24

1.	Name of Reporting Person: Blackstone Capital Partners (Cayman) Ltd. 3		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Cayman Islands B.W.I.

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 8,870,342

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 8,870,342

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 8,870,342

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 17.6%*

14.	Type of Reporting Person (See Instructions): CO

CUSIP No.			Page 14 of 24

1.	Name of Reporting Person: Blackstone Capital Partners (Cayman) IV L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Cayman Islands B.W.I

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 16,346,774

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 16,346,774

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 16,346,774

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 32.5%*

14.	Type of Reporting Person (See Instructions): PN

CUSIP No.			Page 15 of 24

1.	Name of Reporting Person: Blackstone Capital Partners (Cayman) IV-A L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Cayman Islands B.W.I

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 261,168

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 261,168

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 261,168

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 0.5%*

14.	Type of Reporting Person (See Instructions): PN

CUSIP No.			Page 16 of 24

1.	Name of Reporting Person: Blackstone Family Investment Partnership (Cayman) IV-A L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Cayman Islands B.W.I

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 879,304

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 879,304

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 879,304

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 1.7%*

14.	Type of Reporting Person (See Instructions): PN

CUSIP No.			Page 17 of 24

1.	Name of Reporting Person: Blackstone Chemical Coinvest Partners (Cayman) L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Cayman Islands B.W.I

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 8,870,342

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 8,870,342

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 8,870,342

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 17.6%*

14.	Type of Reporting Person (See Instructions): PN

CUSIP No.			Page 18 of 24

1.	Name of Reporting Person: Blackstone Management Associates (Cayman) IV L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Cayman Islands B.W.I

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 42,239,726

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 42,239,726

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 42,239,726

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 83.9%*

14.	Type of Reporting Person (See Instructions): PN

CUSIP No.			Page 19 of 24

1.	Name of Reporting Person: Blackstone LR Associates (Cayman) IV Ltd.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Cayman Islands B.W.I

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 42,239,726

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 42,239,726

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 42,239,726

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 83.9%*

14.	Type of Reporting Person (See Instructions): CO

CUSIP No.			Page 20 of 24

1.	Name of Reporting Person: Peter G. Peterson		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 42,239,726

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 42,239,726

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 42,239,726

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 83.9%*

14.	Type of Reporting Person (See Instructions): IN

CUSIP No.			Page 21 of 24

1.	Name of Reporting Person: Stephen A. Schwarzman		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 42,239,726

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 42,239,726

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 42,239,726

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 83.9%*

14.	Type of Reporting Person (See Instructions): IN

CUSIP No. D1497A101

*	The calculation of the foregoing percentage is based on 50,358,018 Ordinary Shares outstanding as of March 31, 2005 (excluding Ordinary Shares held in treasury), which number was provided to the Reporting Persons by Celanese AG.

     This Amendment No. 12 amends and supplements the statement on Schedule 13D, filed with the Securities and Exchange Commission (the “SEC”) on December 24, 2003 (as it may be amended from time to time, the “Schedule 13D”) with respect to the ordinary shares, no par value, of Celanese AG, a German stock corporation (the “Company”). Each item below amends and supplements the information disclosed under the corresponding item of the Schedule 13D. Unless otherwise indicated herein, terms used but not defined in this Amendment No. 12 shall have the same respective meanings herein as are ascribed to such terms in the Schedule 13D.

ITEM 2. IDENTITY AND BACKGROUND.

     Item 2 of the Schedule 13D is hereby amended and supplemented by the following information:

     (A) All references in the Schedule 13D to “BCP Crystal Acquisition GmbH & Co. KG” are deemed to be references to “Celanese Europe Holding GmbH & Co. KG”. On October 19, 2004, BCP Crystal changed its name to “Celanese Europe Holding GmbH & Co. KG” and such name change was registered in the commercial register of Celanese Europe Holding GmbH & Co. KG on December 17, 2004.

     (B) All references in the Schedule 13D to “BCP Management GmbH” are deemed to be references to “Celanese Europe Management GmbH”. On October 19, 2004, BCP Management changed its name from “BCP Management GmbH”’ to “Celanese Europe Management GmbH” and such name change was registered in the commercial register of BCP Management on December 8, 2004.

     (C) All references in the Schedule 13D to “BCP Crystal Holdings Ltd. 2”, to the extent they refer to such entity on or after November 3, 2004, are deemed to be references to “Celanese Holdings LLC,” a Delaware limited liability company, with its business address at 1601 West LBJ Freeway, Dallas, Texas 75234-6034. On November 3, 2004, in connection with the restructuring disclosed in prior amendments to this Schedule 13D, BCP Crystal Holdings Ltd. 2 reorganized as a Delaware limited liability company and changed its name to “Celanese Holdings LLC”.

     (D) All references in the Schedule 13D to “Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd.”, to the extent they refer to such entity on or after November 3, 2004, are deemed to be references to “Celanese Corporation,” a Delaware corporation, with its business address at 1601 West LBJ Freeway, Dallas, Texas 75234-6034. On November 3, 2004, in connection with the restructuring disclosed in prior amendments to this Schedule 13D, Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd. reorganized as a Delaware corporation and changed its name to “Celanese Corporation”.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

     On January 26, 2005, US Holdco entered into new senior credit facilities with a syndicate of financial institutions with Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers, and Deutsche Bank Securities Inc., Morgan Stanley Senior Funding, Inc. and Banc of America Securities LLC, as joint book runners, that provide additional funds for the purchase of all the remaining Ordinary Shares outstanding as of March 31, 2005 (other than Ordinary Shares owned by BCP Crystal or held by Celanese AG in treasury). The new senior credit facilities of approximately $2.8 billion consist of a term loan facility, a delayed-draw term loan facility, a revolving credit facility, and a credit-linked revolving facility.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

     The information contained in the cover pages of this Amendment No. 12 to Schedule 13D is incorporated herein by reference. Since the commencement of the mandatory offer by BCP Crystal, which is required pursuant to Section 305 of the German Stock Corporation Act in connection with the Domination Agreement, to purchase all of the issued and outstanding Ordinary Shares (other than Ordinary Shares owned by BCP Crystal or held by Celanese AG in treasury), and through April 7, 2005, BCP Crystal has acquired 651,499 Ordinary Shares pursuant to the mandatory offer. Since the filing of Amendment No. 11 to Schedule 13D by BCP Crystal and the other Reporting Persons on October 7, 2004, BCP Crystal has acquired 485,361 Ordinary Shares pursuant to the mandatory offer or approximately 1.0% of the Ordinary Shares outstanding as of March 31, 2005.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

     Item 7 of the Schedule 13D is hereby amended and supplemented by the following:

     The following exhibit is added to Schedule 13D:

     16. Amended and Restated Credit Agreement dated as of January 26, 2005 among BCP Crystal US Holdings Corp., Celanese Holdings LLC, Celanese Americas Corporation, certain other subsidiaries from time to time party thereto as borrower, the lenders party thereto, Deustche Bank AG, New York Branch, as administrative agent, Deustche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers, Deutsche Bank Securities Inc., Morgan Stanley Funding, Inc., as syndication agent, and Bank of America, N.A., as documentation agent, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Celanese Corporation on February 1, 2005.

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 11, 2005

CELANESE EUROPE HOLDING GMBH & CO. KG
By:	Celanese Europe Management GmbH

By:	/s/ Chinh Chu
	Name:	Chinh Chu
	Title:	Authorized Person